Exhibit 99.1
Copano Energy, L.L.C.	News Release

Contacts:	Matt Assiff, Senior VP & CFO
Copano Energy, L.L.C.
FOR IMMEDIATE RELEASE	713-621-9547

Jack Lascar / jlascar@drg-e.com
Anne Pearson/ apearson@drg-e.com
DRG&E / 713-529-6600

COPANO ENERGY REPORTS 2008 FOURTH QUARTER

AND YEAR END RESULTS

HOUSTON, February 25, 2008 — Copano Energy, L.L.C. (NASDAQ:  CPNO) today announced its financial results for the three months and year ended December 31, 2008.
“We are pleased to have achieved satisfactory levels of adjusted EBITDA and total distributable cash flow notwithstanding the challenging commodity price environment during the fourth quarter of 2008” said John Eckel, Copano Energy’s Chairman and Chief Executive Officer.

Fourth Quarter Financial Results

Revenue for the fourth quarter of 2008 decreased 23% to $272.4 million compared with $355.9 million for the fourth quarter of 2007.  Total segment gross margin decreased 6% to $62.2 million for the fourth quarter of 2008, from $66.3 million for the same period a year ago.
Adjusted EBITDA for the fourth quarter of 2008 increased 17% to $59.2 million compared to $50.7 million for the fourth quarter of 2007.  Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization, adjusted to include Copano’s share of depreciation, amortization and interest costs attributable to its unconsolidated affiliates.  This adjustment equaled $8.9 million for the fourth quarter of 2008.  Non-cash charges incurred during the fourth quarter of 2008 that were not added back in determining adjusted EBITDA include amortization expense of $8.4 million related to the option component of Copano’s risk management portfolio.
Distributable cash flow for the fourth quarter of 2008 (prior to any cash reserves established by Copano’s Board of Directors) totaled $41.4 million compared to $49.2 million for the same period a year ago.  Fourth quarter 2008 distributable cash flow represents 132% coverage of the fourth quarter 2008 distribution of $0.575 per unit, based on total common units outstanding on February 2, 2009, the record date for the fourth quarter 2008 distribution.  Fourth quarter 2007 distributable cash flow represented 202% coverage of the fourth quarter 2007 distribution of $0.51 per unit, based on total common units outstanding on February 1, 2008, the record date for the fourth quarter 2007 distribution.  Distributable cash flow for the fourth quarter of 2008 includes a gain of $15.3 million related to the repurchase and retirement of $49.6 million of senior unsecured notes discussed below.
Total distributable cash flow for the fourth quarter of 2008, which adds amortization expense of $8.4 million related to the option component of Copano’s portfolio of commodity derivative instruments to distributable cash flow, totaled $49.7 million compared to $54.3 million for the fourth quarter of 2007.  Fourth quarter 2008 total distributable cash flow represents 158% coverage of the fourth quarter 2008 distribution of $0.575 per unit.  Fourth quarter 2007 total distributable cash flow represented 223% coverage of the fourth quarter 2007 distribution of $0.51 per unit.
Net income for the fourth quarter of 2008 decreased by 45% to $11.8 million, or $0.21 per unit on a diluted basis, compared to net income of $21.5 million, or $0.39 per unit on a diluted basis, for the fourth quarter of 2007.  The major drivers of Copano’s net income for the fourth quarter of 2008 compared to the fourth quarter of 2007 included:
(i)
a decrease in total segment gross margin of $4.0 million as a result of a $42.6 million decrease in operating segment gross margin primarily reflecting declines of 52% and 50% in Conway and Mt. Belvieu average natural gas liquids (“NGL”) prices, respectively, which was significantly offset by a $38.5 million improved contribution from Copano’s risk management activities;

(ii)	an increase in operations, maintenance and depreciation expenses of $4.4 million primarily related to expanded operations in north Texas;
(iii)
a gain of $15.3 million related to the repurchase and retirement of $32.3 million aggregate principal amount of 7.75% senior unsecured notes due 2018 and $17.3 million aggregate principal amount of 8.125% senior unsecured notes due 2016 at market prices averaging 69% of the face amount of the notes;

(iv)
non-cash charges totaling $12.1 million related to (a) $6.3 million of mark-to-market losses on Copano’s undesignated interest rate swaps, (b) $3.5 million of goodwill impairment related to the Rocky Mountains acquisition and additional amortization of the basis differential on Copano’s investment in Bighorn Gas Gathering, L.L.C. (“Bighorn”), (c) a $1.3 million write-off of certain accounts receivable balances and (d) a $1.0 million write-off of debt issuance costs related to the repurchase and retirement of senior unsecured notes;

(v)
an increase in interest expense of $3.7 million as a result of increased average outstanding borrowings at slightly higher average interest rates between the periods ($820 million at 8.1% in 2008 compared to $578 million at 7.7% in 2007).  Average borrowings increased to provide additional liquidity and as a result of Copano’s expansion activities in north Texas and contributions to Bighorn and Fort Union Gathering, L.L.C. (“Fort Union”) and rates increased as a result of the issuance and related costs of 7.75% senior unsecured notes due 2018 in May 2008; and

(vi)	a decrease in interest income of $0.8 million as a result of lower interest rates.
Weighted average diluted units outstanding increased to approximately 57.2 million for the fourth quarter of 2008 as compared with approximately 55.2 million for the same period in 2007, primarily as a result of equity issued in connection with the Rocky Mountains acquisition in October 2007.
Segment gross margin, total segment gross margin, EBITDA, adjusted EBITDA, distributable cash flow and total distributable cash flow are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP measures at the end of this news release.

Fourth Quarter Operating Results by Segment

Copano manages its business in three geographical operating segments: Oklahoma, Texas and the Rocky Mountains.
Oklahoma
       The Oklahoma segment provides natural gas midstream services in central and east Oklahoma and also includes a crude oil pipeline located in south Oklahoma and north Texas.
During the fourth quarter of 2008, segment gross margin for the Oklahoma segment decreased 51% to $18.4 million compared to $37.7 million for the fourth quarter of 2007.  The decrease in segment gross margin resulted primarily from a 61% decrease in realized margins on service throughput from the fourth quarter of 2007 ($0.77 per MMBtu in 2008 compared with $1.97 per MMBtu in 2007).  During the fourth quarter of 2008, NGL prices based on the Conway index prices and Copano’s weighted average product production mix averaged $27.36 per barrel compared to $57.29 per barrel during the fourth quarter of 2007, a decrease of $29.93, or 52%.
The decrease in segment gross margin for the Oklahoma segment was partially offset by increased service and processing volumes.  The Oklahoma segment gathered an average of 261,107 MMBtu/d of natural gas, processed an average of 160,074 MMBtu/d of natural gas and produced an average of 15,253 Bbls/d of NGLs at its own plants and third-party plants during the fourth quarter of 2008, representing increases of 25%, 5% and 7%, respectively, compared to the fourth quarter of 2007.  During the fourth quarter of 2007, the Oklahoma segment gathered an average of 208,152 MMBtu/d, processed an average of 152,061 MMBtu/d and produced an average of 14,229 Bbls/d of NGLs.  The Paden plant rejected ethane for 41 days during the fourth quarter of 2008 which reduced the average NGLs produced by approximately 700 Bbls/d.
Texas
The Texas segment provides natural gas midstream services in Texas and also includes the Lake Charles, Louisiana processing plant acquired in October 2007 as part of the Rocky Mountains acquisition.
Segment gross margin for the Texas segment decreased approximately 56% in the fourth quarter of 2008 to $19.3 million compared to $43.9 million for the fourth quarter of 2007.  The decrease in segment gross margin resulted primarily from a 56% decrease in realized margins on service throughput from the fourth quarter of 2007 ($0.31 per MMBtu in 2008 compared with $0.70 per MMBtu in 2007).  During the fourth quarter of 2008, NGL prices based on Mt. Belvieu index prices and Copano’s weighted average product production mix averaged $30.06 per barrel compared to $59.77 barrel during the fourth quarter of 2007, a decrease of $29.71, or 50%.

The decrease in segment gross margin for the Texas segment was partially offset by increased service and processing volumes.  During the fourth quarter of 2008, the Texas segment provided gathering, transportation and processing services for an average of 679,142 MMBtu/d of natural gas compared with 669,202 MMBtu/d for the fourth quarter of 2007.  The Texas segment gathered an average of 312,753 MMBtu/d of natural gas, processed an average of 600,719 MMBtu/d of natural gas and produced an average of 11,116 Bbls/d of NGLs at its plants and third-party plants during the fourth quarter of 2008, representing decreases of 4% for gathering and 40% for the production of NGLs and a 4% increase for volumes processed as compared to the fourth quarter of 2007.  The Houston Central plant operated in a conditioning or ethane-rejection mode for 56 days during the fourth quarter of 2008, which reduced NGLs produced by approximately 5,000 Bbls/d.  During the fourth quarter of 2007, the Texas segment gathered an average of 325,480 MMBtu/d, processed an average of 580,290 MMBtu/d and produced an average of 18,492 Bbls/d of NGLs.  Service throughput for the fourth quarter of 2008 did not include any volumes from the Lake Charles plant whereas the fourth quarter of 2007 included 4,172  MMBtu/d from the Lake Charles plant.

Rocky Mountains
The Rocky Mountains segment operates in Wyoming’s Powder River Basin and includes Copano’s managing member interests in Bighorn of 51% and in Fort Union of 37.04% and its producer services business using firm gathering and transportation agreements.
Segment gross margin for the producer services business was $2.4 million for the fourth quarter of 2008 compared with $1.1 million for the same period in 2007.  Producer services throughput, which represents volumes purchased for resale, volumes gathered using firm capacity gathering agreements with Fort Union and volumes transported under firm capacity transportation agreements with Wyoming Interstate Gas Company (“WIC”), or using additional capacity that Copano obtains on WIC, averaged 196,233 MMBtu/d for the fourth quarter of 2008, as compared to 224,525 MMBtu/d for the same period in 2007.  The Rocky Mountains segment results do not include the financial results and volumes associated with Copano’s interests in Bighorn and Fort Union, which are accounted for under the equity method of accounting and are shown under “Equity in (loss) earnings from unconsolidated affiliates.”  In total, average pipeline throughput for Bighorn and Fort Union increased 27% in the fourth quarter of 2008 as compared to the fourth quarter of 2007.  For the fourth quarter, average pipeline throughput for Bighorn and Fort Union totaled 212,474 MMBtu/d and 785,765 MMBtu/d, respectively, as compared to 211,510 MMBtu/d and 576,700 MMBtu/d, respectively, for the fourth quarter of 2007.

Corporate and Other
Corporate and other primarily consists of results attributable to Copano’s commodity risk management portfolio.  Total segment gross margin includes a net gain of $22.1 million for Corporate and other for the fourth quarter of 2008 compared to a loss of $16.4 million for the fourth quarter of 2007.  The gain for the fourth quarter of 2008 included $27.5 million of net cash settlements received for expired commodity derivative instruments and $3.0 million of unrealized mark-to-market gains on undesignated economic hedges, offset by $8.4 million of non-cash amortization expense relating to the option component of Copano’s risk management portfolio.  The fourth quarter of 2007 loss included $3.9 million of net cash settlements paid for expired commodity derivative instruments, $5.0 million of non-cash amortization expense relating to the option component of Copano’s risk management portfolio and $7.5 million of unrealized mark-to-market losses on undesignated economic hedges.  In its risk management portfolio, Copano acquires commodity options and amortizes the premium paid over the term of each option contract.

Full Year Financial Results

Revenue for 2008 increased 45% to $1.6 billion compared to $1.1 billion for 2007.  Total segment gross margin increased 24% to $257.4 million for 2008 from $206.9 million for 2007.  For 2008, total segment gross margin included a net loss of $27.6 million related to Copano’s risk management activities, comprised of $32.8 million of non-cash amortization expense relating to the option component of Copano’s risk management portfolio and $2.8 million of unrealized mark-to-market losses on undesignated economic hedges, offset by $8.0 million of net cash settlements received on expired commodity derivative instruments.  Total segment gross margin for 2007 included a net loss of $31.2 million related to Copano’s risk management activities comprised of $0.1 million of net cash settlements paid on expired commodity derivative instruments, $21.0 million of non-cash amortization expense relating to the option component of Copano’s risk management portfolio and $10.1 million of unrealized mark-to-market losses on undesignated economic hedges.
Adjusted EBITDA increased 46% to $205.8 million for 2008 compared to $141.1 million for 2007.  Distributable cash flow increased 14% to $146.1 million for 2008 compared to $128.6 million for 2007.  Total distributable cash flow increased 20% to $178.9 million for 2008 compared to $149.6 million for 2007.

Net income decreased by 8% to $58.2 million for 2008 compared to net income of $63.2 million for 2007.  The major drivers of Copano’s net income for 2008 compared to 2007 included:
(i)
an increase in total segment gross margin of $50.5 million primarily as a result of a $46.8 million increase in operating segment gross margin reflecting higher average commodity prices year over year and increased service throughput and a $3.7 million improved contribution from Copano’s commodity risk management activities;

(ii)
an increase in operations, maintenance and depreciation expenses of $33.4 million primarily related to expanded operations in north Texas, full year activities of the Rocky Mountains segment, increases in labor, compression, chemicals, utility and repair and maintenance expenses and the effects of Hurricane Ike;

(iii)	an increase in equity in earnings of unconsolidated affiliates of $4.7 million primarily related to the Rocky Mountains acquisition;
(iv)	a gain of $15.3 million related to the repurchase and retirement of the senior unsecured notes previously discussed;
(v)
non-cash charges totaling $15.8 million related to (a) $10.0 million of mark-to-market losses on Copano’s undesignated interest rate swaps, (b) $3.5 million of goodwill impairment related to the Rocky Mountains acquisition and additional amortization of the basis differential on Copano’s investment in Bighorn, (c) a $1.3 million write-off of certain accounts receivable balances and (d) a $1.0 million write-off of debt issuance costs related to the repurchase and retirement of senior unsecured notes;

(vi)	an increase in interest expense of $24.6 million as a result of increased average outstanding borrowings from 2007 to 2008 ($721 million in 2008 compared to $376 million in 2007); and
(vii)	A decrease in interest income of $1.7 million as a result of lower interest rates.
Weighted average diluted units outstanding increased 24% to approximately 57.9 million for the year ended December 31, 2008, primarily as a result of equity issued in connection with the Cimmarron Gathering, LP acquisition in May 2007 and the Rocky Mountains acquisition in October 2007, as compared to approximately 46.5 million units for the year ended December 31, 2007, resulting in a decrease in diluted per unit results of 26% ($1.01 per unit on a diluted basis in 2008 compared with $1.36 per unit on a diluted basis in 2007).

Cash Distributions

On January 14, 2009, Copano announced a fourth quarter 2008 cash distribution of $0.575 per unit, or $2.30 per unit on an annualized basis, for all of its outstanding common units.  This distribution, which represents the 16th consecutive increase since Copano’s IPO, was paid on February 13, 2009 to common unitholders of record at the close of business on February 2, 2009.

Conference Call Information

Copano will hold a conference call to discuss its fourth quarter 2008 financial results and recent developments on Thursday, February 26, 2009 at 10:00 a.m. Eastern Standard Time (9:00 a.m. Central Standard Time).  To participate in the call, dial (303) 242-0001 and ask for the Copano call 10 minutes prior to the start time, or access it live over the internet at www.copanoenergy.com on the “Investor Overview” page of the “Investor Relations” section of Copano’s website.
A replay of the audio webcast will be available shortly after the call on Copano’s website.  Additionally, a telephonic replay will be available through March 5, 2009 by calling (303) 590-3000 and using the pass code 11126260#.

Use of Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-generally accepted accounting principles, or non-GAAP, financial measures of segment gross margin, total segment gross margin, EBITDA, adjusted EBITDA, distributable cash flow and total distributable cash flow.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP.  Non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flows from operating activities or any other GAAP measure of liquidity or financial performance.  Copano uses non-GAAP financial measures as measures of its core profitability or to assess the financial performance of its assets.  Copano believes that investors benefit from having access to the same financial measures that its management uses in evaluating Copano’s liquidity position or financial performance.

With respect to a Copano operating segment, segment gross margin is defined as segment revenue less cost of sales.  Cost of sales includes the following costs and expenses:  cost of natural gas and NGLs purchased, cost of crude oil purchased and costs paid to transport volumes.  Total segment gross margin is the sum of the operating segment gross margins and the results of Copano’s risk management activities that are included in Corporate and other.  Copano views total segment gross margin as an important performance measure of the core profitability of its operations.  Segment gross margin allows Copano’s senior management to compare volume and price performance of the segments and to more easily identify operational or other issues within a segment.  The GAAP measure most directly comparable to total segment gross margin is operating income.
Copano defines EBITDA as net income plus interest and other financing costs, provision for income taxes and depreciation, amortization and impairment expense.  Because a portion of Copano’s net income is attributable to equity in earnings (loss) from its unconsolidated affiliates, including Bighorn, Fort Union, Webb/Duval Gatherers (“Webb Duval”) and Southern Dome, LLC (“Southern Dome”), Copano calculates adjusted EBITDA to reflect the depreciation and amortization expense and interest and other financing costs embedded in the equity in earnings (loss) from these unconsolidated affiliates.  Specifically, adjusted EBITDA is determined by adding to EBITDA (i) the amortization expense attributable to the difference between Copano’s carried investment in each unconsolidated affiliate and the underlying equity in its net assets, (ii) the portion of each unconsolidated affiliate’s depreciation and amortization expense which is proportional to Copano’s ownership interest in that unconsolidated affiliate and (iii) the portion of each unconsolidated affiliate’s interest and other financing costs which is proportional to Copano’s ownership interest in that unconsolidated affiliate.  External users of Copano’s financial statements such as investors, commercial banks and research analysts use EBITDA or adjusted EBITDA, and Copano’s management uses adjusted EBITDA as a supplemental financial measure to assess:
•	the financial performance of Copano’s assets without regard to financing methods, capital structure or historical cost basis;
•	the ability of Copano’s assets to generate cash sufficient to pay interest costs and support indebtedness;
•	Copano’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and
•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
EBITDA also is a financial measure that, with certain negotiated adjustments, is reported to Copano’s lenders and is used to compute financial covenants under its credit facility.  Neither EBITDA nor adjusted EBITDA should be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP.  Copano’s EBITDA or adjusted EBITDA may not be comparable to EBITDA, adjusted EBITDA or similarly titled measures of other entities, as other entities may not calculate EBITDA or adjusted EBITDA in the same manner as Copano does.  Copano has reconciled EBITDA and adjusted EBITDA to net income and cash flows from operating activities.
Distributable cash flow is defined as net income plus: (i) depreciation, amortization and impairment expense (excluding amortization expense relating to the option component of Copano’s risk management portfolio); (ii) cash distributions received from investments in unconsolidated affiliates and equity losses from such unconsolidated affiliates; (iii) provision for deferred income taxes; (iv) the subtraction of maintenance capital expenditures; (v) the subtraction of equity in earnings of unconsolidated affiliates; and (vi) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period, such as equity-based compensation, mark-to-market changes in derivative instruments, and Copano’s line fill contributions to third-party pipelines and gas imbalances.  Maintenance capital expenditures represent capital expenditures employed to replace partially or fully depreciated assets to maintain the existing operating capacity of Copano’s assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows.  Prior to the first quarter of 2008, reimbursements by our pre-IPO investors of certain general and administrative expenses in excess of the “G&A Cap” defined in our limited liability company agreement were also included in distributable cash flow. The G&A Cap expired at the end of 2007; therefore Copano no longer includes such reimbursements in distributable cash flow.
Total distributable cash flow is defined as distributable cash flow plus amortization expense of the option component of Copano’s risk management portfolio.
Distributable cash flow and total distributable cash flow are significant performance metrics used by senior management to compare basic cash flows generated by Copano (prior to any cash reserves established by its Board of Directors) to the cash distributions expected to be paid to unitholders.  Using these metrics, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.  Distributable cash flow and total distributable cash flow are also important non-GAAP financial measures for unitholders since they serve as indicators of Copano’s success in providing a cash return on investment.  Specifically, these financial measures indicate to investors whether or not Copano is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates.  Distributable cash flow and total distributable cash flow are also quantitative standards used throughout the investment community with respect to publicly traded partnerships and limited liability companies because the market value of a unit of such an entity generally is related to the amount of cash distributions the entity can pay to its unitholders.  The GAAP measure most directly comparable to distributable cash flow and total distributable cash flow is net income.

       Neither distributable cash flow nor total distributable cash flow should be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP.
Houston-based Copano Energy, L.L.C. is a midstream natural gas company with operations in Oklahoma, Texas, Wyoming and Louisiana.

This news release may include “forward-looking statements” as defined by the Securities and Exchange Commission. These statements reflect certain assumptions based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  These statements include, but are not limited to, statements with respect to future distributions.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Copano’s control, which may cause the Copano’s actual results to differ materially from those implied or expressed by the forward-looking statements.  These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to Copano, key customers reducing the volume of natural gas and natural gas liquids they purchase from Copano, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from the Copano’s failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in Copano’s Securities and Exchange Commission filings.

– financial statements to follow –

COPANO ENERGY, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(In thousands, except per unit information)
Revenue:
Natural gas sales	$127,184	$143,011	$ 747,258	$ 518,431
Natural gas liquids sales	90,007	154,684	597,986	491,432
Crude oil sales	25,539	37,761	174,667	77,142
Transportation, compression and processing fees	16,110	9,986	59,006	22,306
Condensate and other	13,587	10,432	50,169	32,349
Total revenue	272,427	355,874	1,629,086	1,141,660

Costs and expenses:
Cost of natural gas and natural gas liquids (1)	178,724	249,903	1,178,304	853,964
Cost of crude oil purchases (1)	25,179	36,076	171,401	73,814
Transportation (1)	6,283	3,606	21,971	6,948
Operations and maintenance (1)	14,272	12,456	54,561	41,156
Depreciation, amortization and impairment	16,062	11,541	53,154	39,967
General and administrative	11,743	10,807	45,571	34,638
Taxes other than income	826	71	3,019	2,637
Equity in loss (earnings) from unconsolidated affiliates	465	(831))	(6,889))	(2,850))
Total costs and expenses	253,554	323,629	1,521,092	1,050,274

Operating income	18,873	32,245	107,994	91,386

Interest and other income	83	822	1,174	2,854
Gain on retirement of unsecured debt	15,272	—	15,272	—
Interest and other financing costs	(22,039))	(11,037))	(64,978))	(29,351))
Income before income taxes	12,189	22,030	59,462	64,889
Provision for income taxes	(403))	(532))	(1,249))	(1,714))
Net income	$ 11,786	$ 21,498	$ 58,213	$ 63,175

Basic net income per common unit:
Net income	$ 0.23	$ 0.46	$ 1.20	$ 1.48
Weighted average number of common units	51,112	46,322	48,513	42,456

Diluted net income per common unit:
Net income	$ 0.21	$ 0.39	$ 1.01	$ 1.36
Weighted average number of common units	57,276	55,175	57,856	46,516

(1) Exclusive of depreciation, amortization and impairment shown separately below.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Year Ended December 31,
	2008	2007
	(In thousands)
Cash Flows From Operating Activities:
Net income	$ 58,213	$ 63,175
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50,314	39,967
Impairment of goodwill	2,840	—
Amortization of debt issue costs	4,467	1,666
Equity in earnings from unconsolidated affiliates	(6,889))	(2,850))
Distributions from unconsolidated affiliates	22,460	3,706
Gain on retirement of senior notes due 2016 and 2018	(15,272))	—
Noncash loss on risk management portfolio, net	12,751	10,248
Equity-based compensation	5,858	3,223
Deferred tax provision	486	1,231
Other noncash items	98	(136))
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	32,090	(34,890))
Prepayments and other current assets	(1,123))	(204))
Risk management activities	(27,037))	(5,201))
Accounts payable	(44,766))	38,232
Other current liabilities	(4,566))	10,051
Net cash provided by operating activities	89,924	128,218

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(152,533))	(80,898))
Additions to intangible assets	(9,189))	(3,406))
Acquisitions	(12,655))	(641,097))
Investment in unconsolidated affiliates	(26,832))	(1,727))
Distributions from unconsolidated affiliates	3,370	676
Escrow cash	(1,858))	—
Other	842	(600))
Net cash used in investing activities	(198,855))	(727,052))

Cash Flows From Financing Activities:
Proceeds from long-term debt	579,000	663,781
Repayments of long-term debt	(339,000))	(288,000))
Retirement of senior notes due 2016 and 2018	(34,313))	—
Repayment of short-term notes payable	—	(1,495))
Deferred financing costs	(6,688))	(10,677))
Distributions to unitholders	(104,234))	(73,629))
Capital contributions from pre-IPO investors	4,103	9,965
Proceeds from private placement of common units	—	157,125
Proceeds from private placement of Class E units	—	177,875
Equity offering costs	(47))	(4,741))
Proceeds from option exercises	1,129	1,811
Net cash provided by financing activities	99,950	632,015

Net (decrease) increase in cash and cash equivalents	(8,981))	33,181
Cash and cash equivalents, beginning of year	72,665	39,484
Cash and cash equivalents, end of year	$ 63,684	$ 72,665

COPANO ENERGY, L.L.C. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	As of December 31,
	2008	2007
	($ in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$ 63,684	$ 72,665
Accounts receivable, net	96,028	127,534
Risk management assets	76,440	3,289
Prepayments and other current assets	5,004	3,881
Total current assets	241,156	207,369
Property, plant and equipment, net	823,574	694,727
Intangible assets, net	198,974	200,546
Investment in unconsolidated affiliates	640,598	632,725
Escrow cash	1,858	—
Risk management assets	82,892	10,598
Other assets, net	24,613	23,118
Total assets	$2,013,665	$1,769,083

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Accounts payable	$ 103,849	$ 147,046
Accrued interest	11,904	11,319
Accrued tax liability	784	3,919
Risk management liabilities	6,272	27,710
Other current liabilities	16,787	12,931
Total current liabilities	139,596	202,925

Long-term debt (includes $704 and $773 bond premium as of December 31, 2008 and 2007, respectively)	821,119	630,773
Deferred tax provision	1,718	1,231
Risk management and other noncurrent liabilities	13,274	40,018

Members’ capital:
Common units, no par value, 53,965,288 and 47,366,048 units issued and outstanding as of December 31, 2008 and 2007, respectively	865,343	661,585
Class C units, no par value, 394,853 units and 1,184,557 units issued and outstanding as of December 31, 2008 and 2007, respectively	13,497	40,492
Class D units, no par value, 3,245,817 units issued and outstanding as of December 31, 2008 and 2007, respectively	112,454	112,454
Class E units, no par value, 0 and 5,598,836 units issued and outstanding as of December 31, 2008 and 2007, respectively	—	175,634
Paid-in capital	33,734	23,773
Accumulated deficit	(54,696))	(7,867))
Accumulated other comprehensive income (loss)	67,626	(111,935)
	1,037,958	894,136
Total liabilities and members’ capital	$2,013,665	$1,769,083

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	($ in thousands)

Total segment gross margin(1)	$62,241	$66,289	$257,410	$206,934
Operations and maintenance expenses	14,272	12,456	54,561	41,156
Depreciation and amortization	16,062	11,541	53,154	39,967
General and administrative expenses	11,743	10,807	45,571	34,638
Taxes other than income	826	71	3,019	2,637
Equity in loss (earnings) from unconsolidated affiliates	465	(831))	(6,889))	(2,850))
Operating income	18,873	32,245	107,994	91,386
Gain on retirement of unsecured debt	15,272	—	15,272	—
Interest and other financing costs, net	(21,956))	(10,215))	(63,804))	(26,497))
Provision for income taxes	(403))	(532))	(1,249) )	(1,714))
Net income	$11,786	$21,498	$ 58,213	$ 63,175
Total segment gross margin:
Oklahoma	$18,420	$37,655	$136,378	$ 115,099
Texas	19,256	43,877	142,723	121,935
Rocky Mountains	2,439	1,145	5,877	1,145
Segment gross margin	40,115	82,677	284,978	238,179
Corporate and other(2)	22,126	(16,388))	(27,568))	(31,245))
Total segment gross margin(1)	$62,241	$66,289	$257,410	$206,934
Segment gross margin per unit:
Oklahoma:
Service throughput ($/MMBtu)(3)	$ 0.77	$ 1.97	$ 1.56	$ 1.58
Texas:
Service throughput ($/MMBtu)	$ 0.31	$ 0.70	$ 0.57	$ 0.52
Rocky Mountains:
Producer services throughput ($/MMBtu)(4)	$ 0.06	$ 0.06	$ 0.06	$ 0.06

Volumes:
Oklahoma:(3) (5)
Service throughput (MMBtu/d)	261,107	208,152	238,836	199,906
Plant inlet throughput (MMBtu/d)	160,074	152,061	156,057	144,050
NGLs produced (Bbls/d)	15,253	14,229	15,126	13,771
Crude oil service volumes (Bbls/d)	4,839	3,631	4,802	2,417
Texas: (6) (7)
Service throughput (MMBtu/d)	679,142	669,202	686,791	642,528
Pipeline throughput (MMBtu/d)	312,753	325,480	314,252	296,288
Plant inlet volumes (MMBtu/d)	600,719	580,290	610,249	567,073
NGLs produced (Bbls/d)	11,116	18,492	16,150	18,275
Rocky Mountains:
Producer services throughput (MMBtu/d)(4)	196,233	224,525	220,792	224,525

Capital Expenditures:
Maintenance capital expenditures	$ 2,941	$ 1,864	$ 11,769	$ 9,062
Expansion capital expenditures	40,463	720,314	169,056	884,290
Total capital expenditures	$ 43,404	$722,178	$180,825	$893,352
Operations and maintenance expenses:
Oklahoma	$ 6,232	$ 6,023	$ 24,611	$ 20,711
Texas	8,040	6,426	29,950	20,437
Rocky Mountains	—	8	—	8
Total operations and maintenance expenses	$ 14,272	$12,457	$ 54,561	$ 41,156

(1)	Total segment gross margin is a non-GAAP financial measure. For a reconciliation of total segment gross margin to its most directly comparable GAAP measure, please read “Non-GAAP Financial Measures.”

(2)	Corporate and other includes results attributable to Copano’s commodity risk management activities.

(3)
Excludes volumes associated with our interest in Southern Dome.  For the three months ended December 31, 2008, plant inlet volumes for Southern Dome averaged 8,195 MMBtu/d and NGLs produced averaged 295 Bbls/d.  For the three months ended December 31, 2007, plant inlet volumes for Southern Dome averaged 8,801 MMBtu/d and NGLs produced averaged 378 Bbls/d.  For the year ended December 31, 2008, plant inlet volumes for Southern Dome averaged 9,923 MMBtu/d and NGLs produced averaged 364 Bbls/d.  For the year ended December 31, 2007, plant inlet volumes for Southern Dome averaged 6,061 MMBtu/d and NGLs produced averaged 244 Bbls/d.

(4)
Producers services throughput represents volumes purchased for resale, volumes gathered using firm capacity gathering agreements with Fort Union and volumes transported under firm capacity transportation agreements with WIC or using additional capacity that we obtain on WIC.  Excludes results and volumes associated with our interests in Bighorn and Fort Union.  Volumes gathered by Bighorn and Fort Union were 212,474 MMBtu/d and 785,765 MMBtu/d, respectively, for the three months ended December 31, 2008.  Volumes gathered by Bighorn and Fort Union were 211,510 MMBtu/d and 576,700 MMBtu/d, respectively, for the three months ended December 31, 2007.  Copano acquired these assets in October 2007.  Volumes gathered by Bighorn and Fort Union were 214,791 MMBtu/d and 731,134 MMBtu/d, respectively, for the year ended December 31, 2008.

(5)
Plant inlet volumes and NGLs produced represent total volumes processed and produced by the Oklahoma segment at all plants, including plants owned by the Oklahoma segment and plants owned by third parties.  Plant inlet volumes averaged 123,091 MMBtu/d and NGLs produced averaged 12,245 Bbls/d for the three months ended December 31, 2008 for plants owned by the Oklahoma segment.  Plant inlet volumes averaged 101,176 MMBtu/d and NGLs produced averaged 9,768 Bbls/d for the three months ended December 31, 2007 for plants owned by the Oklahoma segment.  Plant inlet volumes averaged 114,142 MMBtu/d and NGLs produced averaged 11,570 Bbls/d for the year ended December 31, 2008 for plants owned by the Oklahoma segment.  Plant inlet volumes averaged 93,173 MMBtu/d and NGLs produced averaged 9,349 Bbls/d for the year ended December 31, 2007 for plants owned by the Oklahoma segment.

(6)
Excludes volumes associated with Copano’s interest in Webb Duval.  Gross volumes transported by Webb Duval were 92,222 MMBtu/d and 78,087 MMBtu/d, net of intercompany volumes, for the three months ended December 31, 2008 and 2007, respectively.  Gross volumes transported by Webb Duval were 91,342 MMBtu/d and 93,887 MMBtu/d, net of intercompany volumes, for the year ended December 31, 2008 and 2007, respectively.

(7)
Plant inlet volumes and NGLs produced represent total volumes processed and produced by the Texas segment at all plants, including plants owned by the Texas segment and plants owned by third parties.  Plant inlet volumes averaged 581,147 MMBtu/d and NGLs produced averaged 9,688 Bbls/d for the three months ended December 31, 2008 for plants owned by the Texas segment.  Plant inlet volumes averaged 556,933 MMBtu/d and NGLs produced averaged 16,181 Bbls/d for the three months ended December 31, 2007 for plants owned by the Texas segment.  Plant inlet volumes averaged 596,535 MMBtu/d and NGLs produced averaged 14,715 Bbls/d for the year ended December 31, 2008 for plants owned by the Texas segment.  Plant inlet volumes averaged 552,690 MMBtu/d and NGLs produced averaged 16,317 Bbls/d for the year ended December 31, 2007 for plants owned by the Texas segment.

Non-GAAP Financial Measures

The following table presents a reconciliation of the non-GAAP financial measures of (i) total [Missing Graphic Reference]segment gross margin (which consists of the sum of individual segment gross margins and the results of our risk management activities, which are included in corporate and other) to the GAAP financial measure of operating income, (ii) EBITDA and adjusted EBITDA to the GAAP financial measures of net income and cash flows from operating activities and (iii) distributable cash flow and total distributable cash flow to the GAAP financial measure of net income for each of the periods indicated (in thousands).
	Three Months Ended December 31,				Year Ended December 31,
	2008		2007		2008		2007
Reconciliation of total segment gross margin to operating income:
Operating income	$ 18,873		$32,245		$107,994		$ 91,386
Add: Operations and maintenance expenses	14,272		12,456		54,561		41,156
Depreciation, amortization and impairment	16,062		11,541		53,154		39,967
General and administrative expenses	11,743		10,807		45,571		34,638
Taxes other than income	826		71		3,019		2,637
Equity in loss (earnings) from unconsolidated affiliates	465		(831)		(6,889)		(2,850)
Total segment gross margin	$62,241		$66,289		$257,410		$206,934

Reconciliation of EBITDA and adjusted EBITDA to net income:
Net income	$11,786		$21,498		$ 58,213		$ 63,175
Add: Depreciation, amortization and impairment	16,062		11,541		53,154		39,967
Interest and other financing costs	22,039		11,037		64,978		29,351
Provision for income taxes	403		532		1,249		1,714
EBITDA	50,290		44,608		177,594		134,207
Add: Amortization of difference between the carried investment and the underlying equity in net assets of equity investments	5,308		4,598		19,116		4,589
Add: Copano’s share of depreciation and amortization included in equity in earnings from unconsolidated affiliates	2,009		1,086		5,863		1,830
Add: % of equity method investment interest and other financing costs	1,562		444		3,259		444
Adjusted EBITDA	$59,169		$50,736		$205,832		$141,070

Reconciliation of EBITDA and adjusted EBITDA to cash flows from operating activities:
Cash flow provided by operating activities	$ (11,297)		$59,880		$89,924		$128,218
Add: Cash paid for interest and other financing costs	20,123		10,292		60,510		27,685
Equity in (loss) earnings from unconsolidated affiliates	(465)		831		6,889		2,850
Distributions from unconsolidated affiliates	(4,073)		(818)		(22,460)		(3,706)
Risk management activities	(8,360)		(5,156)		27,037		5,201
Increase in working capital and other	54,362		(20,421)		15,694		(26,041)
EBITDA	50,290		44,608		177,594		134,207
Add: Amortization of difference between the carried investment and the underlying equity in net assets of equity investments	5,308		4,598		19,116		4,589
Add: Copano’s share of depreciation and amortization included in equity in earnings from unconsolidated affiliates	2,009		1,086		5,863		1,830
Add: % of equity method investment interest and other financing costs	1,562		444		3,259		444
Adjusted EBITDA	$59,169		$50,736		$205,832		$141,070

Reconciliation of net income to distributable cash flow:
Net income	$11,786		$21,498		$ 58,213		$ 63,175
Add: Depreciation, amortization and impairment	16,062		11,541		53,154		39,967
Amortization of debt issue costs	1,915		745		4,467		1,666
Equity-based compensation	2,512		1,043		7,789		3,223
G&A reimbursement from pre-IPO unitholders	—		4,103		—		12,414
Distributions from unconsolidated affiliates	5,472		5,447		25,830		8,710
Unrealized losses/(gains) associated with line fill contributions and gas imbalances(5)	1,082	(1)	(214)	(2)	592	(3)	(11)	(2)
Unrealized (gains)/losses on derivatives	3,266		7,473		12,751		10,248
Deferred taxes and other	1,766		295		1,927		1,095
Less: Equity in loss (earnings) from unconsolidated affiliates	465		(831)		(6,889)		(2,850)
Maintenance capital expenditures	(2,941)		(1,864)		(11,769)		(9,062)
Distributable cash flow(4)(5)	$41,385		$49,236		$146,065		$128,575
Add: Amortization of commodity derivative options	8,360		5,041		32,842		21,045
Total distributable cash flow(4)(5)	$49,745		$54,277		$178,907		$149,620

Actual quarterly distribution (“AQD”)	$ 31,466		$24,336
Distributable cash flow coverage of AQD	132%		202%
Total distributable cash flow coverage of AQD	158%		223%
________________________
(1)
Reflects net non-cash mark-to-market charges associated with (a) contractual obligations to maintain certain levels of line fill contributions with third parties of $1.7 million offset by (b) gas imbalance gains of $0.7 million.

(2)	Reflects non-cash mark-to-market charges associated with gas imbalances not previously reflected in distributable cash flow.
(3)
Reflects net non-cash mark-to-market charges associated with (a) contractual obligations to maintain certain levels of line fill contributions with third parties of $1.3 million offset by (b) gas imbalance gains of $0.7 million.

(4)	Prior to any retained cash reserves established by Copano’s Board of Directors.
(5)
Beginning with the third quarter of 2008, unrealized non-cash losses (gains) associated with line fill contributions and gas imbalances have been added back in the determination of distributable cash flow.  Prior periods have been adjusted to reflect this change.